As filed with the Securities and Exchange Commission on April 18, 2000
                         Registration No. 333- ________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------


                              WORLD AIRWAYS, INC.
                              -------------------
               (Exact name of registrant as specified in charter)




                     13873 Park Center Road, Suite 490
                         Herndon, Virginia 20171
   Delaware                  (703) 834-9200                    94-1358276
   --------                  ---------------                   ----------
State or other        (Address, including zip code,         (I.R.S. employer
jurisdiction of       and telephone number, including     identification number)
incorporation or        area code, of registrant's
 organization)         principal executive offices)



           CATHY SIGALAS                         Copies of communications to:
   General Counsel and Secretary                     ROBERT E. OLSEN, ESQ.
         World Airways, Inc.                     1750 Tysons Blvd., Suite 1200
  13873 Park Center Road, Suite 490                  McLean, Virginia 22102
      Herndon, Virginia 20171                          Tel: (703) 749-1357
         (703) 834-9200                                Fax: (703) 714-8357
---------------------------------------
(Name, address, including zip code, and
telephone number, including area code,
        of agent for service)


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ____
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.__X__
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _____

                                                   (continued on following page)

                         CALCULATION OF REGISTRATION FEE


                                                                        Proposed           Proposed
                                                  Amount                maximum             maximum           Amount of
               Title of                     to be registered(1)      offering price        aggregate        registration
     securities to be registered                                        per share        offering price         fee
----------------------------------          -------------------      --------------      --------------     -------------
Common Stock, par value $0.001 per           2,201,351 shares           $.75 (2)          $1,651,013.25         $435.87
share
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           1,000,000 shares           $2.50 (3)         $2,500,000.00         $660.00
share
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per           1,000,000 shares           $2.50 (3)         $2,500,000.00         $660.00
share
---------------------------------------------------------------------------------------------------------------------------
         Total:                              4,201,351 shares                             $6,651,013.25        $1,755.87
===========================================================================================================================

(1)    Subject to adjustment in accordance with Rule 416(a) and (b).
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low prices reported for the Common Stock on the Nasdaq SmallCap Market on April 14, 2000.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g)(i).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. It is part of a registration statement that we filed with the Securities and Exchange Commission. The securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy them, in any state or other jurisdiction where an offer and sale would not be permitted.

                                   Subject to Completion, Dated April 18, 2000

PROSPECTUS
----------

                                4,201,351 Shares

                               WORLD AIRWAYS, INC.

                                  Common Stock

         We are registering 4,201,351 shares of our common stock for sale or distribution by the selling security holders named in this prospectus. We will not receive any of the proceeds of sale. The selling security holders may sell or distribute the shares from time to time in public trading transactions at the market price, in negotiated transactions, or in any other way described in this prospectus. The offering will not be underwritten.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "WLDA". The closing sale price of our common stock on that market on April ___ , 2000, was $____ per share.

         Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 8.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               The date of this prospectus is ________ ____ ,
2000.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at (800) SEC-0330 for more information about the operation of the public reference rooms. You may also request copies of these documents by writing to the SEC and paying a fee for the copying cost. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov" and at our own web site at "http://www.worldair.com".

         The SEC allows us to "incorporate by reference" information included in documents that we file with it, which means that we may disclose important information to you by referring you to other documents. Information incorporated by reference is an important part of this prospectus, and documents that we file later with the SEC will automatically update and supersede that information. We are incorporating by reference in this prospectus the documents listed below and, until the termination of the offering, any future filings which we make with the SEC under Sections 13(a), 13(c), 14, and 15 (d) of the Securities Exchange Act of 1934:

         - Our annual report on Form 10-K for the year ended December 31, 1999, which contains our financial statements for our latest fiscal year, and

         - Our registration statement on Form 8-A, as amended, which includes a description of our common stock.

         We will provide you, without cost, with a copy of any of these filings on request made orally or in writing to us at the following address:

         World Airways, Inc.
         13873 Park Center Road, Suite 490
         Herndon, Virginia  20171
         Attn:  Investor Relations
         Tel: (703) 834-9200
         Fax: (703) 834-9360

                              WORLD AIRWAYS, INC.

         We are a U.S. certificated airline, founded in 1948. We provide long-range domestic and international supplemental air transportation service, for both passengers and cargo, to the United States government, international air carriers, tour operators, major international freight forwarders, and cruise ship companies. We do not provide scheduled service. We are a Delaware corporation. Our principal executive offices are located near Washington Dulles International Airport in The Hallmark Building, 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and our main telephone number is (703) 834-9200.

Shares Being Offered

         In 1987, we became a wholly-owned subsidiary of WorldCorp, Inc., a Delaware corporation. In 1994, WorldCorp sold 24.9% of its interest to Naluri Berhad, a Malaysian aviation company. In October 1995, we became publicly owned after an initial public offering of our common stock. Since then, we have issued shares to our employees and others under various employee benefit plans.

         On February 12, 1999, WorldCorp sought protection from its creditors, under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. Since then, WorldCorp has continued to own and manage its various properties as debtor and debtor-in-possession. Those properties include ownership of approximately 21.6% of our outstanding common stock which WorldCorp holds both directly and indirectly through a wholly-owned subsidiary, WorldCorp Acquisition Corp., a Delaware corporation, now also in bankruptcy proceedings in Delaware. As a result, the beneficial owners of WorldCorp's interests are in a position to have a significant influence over the outcome of many issues affecting World Airways stockholders. In August 1999, we concluded an agreement with WorldCorp and WorldCorp Acquisition Corp., approved by the bankruptcy court, under which we reacquired 1,069,000 shares of our common stock in payment and satisfaction of approximately $1.8 million in debt owed to us by WorldCorp. As a result of that transaction, we are no longer a creditor of WorldCorp.

         On March 16, 2000, WorldCorp and WorldCorp Acquisition Corp. filed with the bankruptcy court a proposed liquidating plan of reorganization that calls for the remaining shares of our common stock which they own to be sold or distributed to some of their creditors. Under the plan, WorldCorp and WorldCorp Acquisition Corp. would cease operations, distribute their assets, and be dissolved. The bankruptcy court has scheduled a plan confirmation hearing for April 26, 2000. WorldCorp and WorldCorp Acquisition Corp. have also filed with the bankruptcy court a motion to establish an auction procedure for selling the remaining shares, before the effective date of any confirmed plan, for the highest and best bid. Whether they distribute the shares to their creditors under a confirmed plan or sell them in an approved sale for the highest and best bid, WorldCorp and WorldCorp Acquisition Corp. are using this prospectus to offer the remaining shares at market prices, in negotiated transactions, or in any other way described in this prospectus. On March 31, 2000, they owned an aggregate of 2,201,351 of our shares.

         In August 1999 and March 2000, respectively, we entered into separate agreements with International Lease Finance Corporation, a California corporation, and The Boeing Company, a Delaware corporation, our principal aircraft lessors. Under each agreement, we issued warrants, exercisable at any time during the five years after the date of each warrant agreement, to purchase up to 1,000,000 shares of our common stock at a purchase price of $2.50 per share. We also agreed to register the shares, before or after exercise of the warrants, for public sale. Accordingly, ILFC and Boeing are using this prospectus to offer a total of 2,000,000 shares of our common stock which they have the right to acquire, at market prices, in negotiated transactions, or in any other way described in this prospectus.

Market for Our Shares

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "WLDA". The closing sale price of our common stock on that market on April ___ , 2000, was $____ per share.

Our Business

         We provide supplemental aircraft to our customers under two types of contracts. These are called "wet leases" (also known as "ACMI contracts") and "full service contracts" (also known as "charters"). Under wet leases, we supply aircraft, crew, maintenance, and insurance only, while the customers agree to be responsible for other operating costs, including fuel. Under full service contracts, we supply ACMI and agree to be responsible for most other operating costs, including landing, handling, and fuel. In either case, the customer bears the risk of filling the aircraft.

         We generally charge our customers on a block hour basis. "Block hours" are the elapsed time from the moment an aircraft first moves under its own power at the point of origin to the time it comes to rest at its final destination. We generally charge a lower rate per block hour for wet leases than full service contracts.

         We focus our marketing efforts on the U.S. Air Force Air Mobility Command, international leisure tour operators, freight operators, international airlines operating in countries where rapid economic development drives demand for our services, and cruise ship companies. During the last ten years, a material portion of our revenues has been derived from providing charter transportation services to airlines transporting pilgrims to the annual Hadj pilgrimage in Mecca. All of our aircraft are operated under long-term leases. We believe that our fleet of modern aircraft is well suited to the needs of our customers and provides superior economic service.

         The market for passenger and cargo ACMI and full service charter business is highly competitive. Some of the passenger and cargo air carriers that we compete against have substantially greater financial resources and more extensive facilities and equipment than we do. We believe that the age of an aircraft fleet, the passenger, range, and payload capacities of aircraft, and price are the principal competitive factors in our industry. Competitors in the passenger charter market include Martinair, Tower Air, Omni Air International, and American Trans Air. Competitors in the cargo charter market include all-cargo carriers Atlas Air, Gemini Air Cargo, Polar Air Cargo, and Kitty Hawk and scheduled and non-scheduled passenger carriers that have substantial belly capacity. Our ability to compete depends, in part, upon our success in convincing major international airlines and tour operators that outsourcing some portion of their air passenger and cargo business is cost-effective.

         The domestic and international air transportation industry is highly sensitive to general economic conditions and can be adversely affected by unexpected global political developments. In fact, during the 1997-99 period, we were adversely affected by economic conditions in Malaysia, Indonesia, and other countries in the Asia Pacific region. Those conditions included national liquidity crises, currency devaluations, higher regional interest rates, reduced opportunities for refinancing or refunding of maturing debts, and a general reduction in spending throughout the region. Largely as a result of these factors, we operated unprofitably in our 1998 and 1999 fiscal years. However, management believes that these conditions have started to improve and will provide new opportunities to lease aircraft to airline customers, particularly customers which have deferred or canceled new aircraft orders but are now in need of providing additional airlift.

         Due to the high fixed costs of leasing and maintaining aircraft and the costs for cockpit crewmembers and flight attendants, our aircraft must have high utilization at attractive rates in order for us to operate profitably. Although our strategy is to enter into long-term contracts with customers, the terms of existing customer contracts are shorter than the terms of our aircraft leases.

Customers

         Our business has historically been dependent on a few major customers, the loss of any one or more of which could have a material adverse effect on our business. In 1999, our principal customers were the United States Air Force and Malaysian Airline System Berhad. They provided approximately 51% and 9%, respectively, of our revenues and 35% and 11%, respectively, of total block hours flown. In 1998, our principal customers were the USAF, MAS, and P.T. Garuda Indonesia. They provided approximately 41%, 19%, and 12%, respectively, of our revenues and 27%, 18%, and 13%, respectively, of total block hours flown. In 1997, the same customers provided approximately 25%, 21%, and 10%, respectively, of our revenues and 16%, 23%, and 11%, respectively, of total block hours flown. A contract with Philippine Airlines, which expired in February 1998, provided 31% of our revenues and 34% of our block hours flown in 1997.

         USAF. We have provided air transportation services, principally internationally, to the USAF since 1956. In exchange for requiring pledges of aircraft to the Civil Reserve Aircraft Fleet for use in times of national emergency, the USAF awards contracts to CRAF participants, acting alone or through teaming arrangements, for peacetime transportation of personnel and cargo.

         Until the government's 1999 fiscal year, we led a contractor teaming arrangement that enjoyed a large share of the USAF's overall commercial airlift requirement. During a period in which the U.S. military downsized substantially, our portion of the fixed USAF award increased from $15.6 million for the government's 1993 fiscal year to $86 million for the government's 1999 fiscal year. However, our teaming agreement negotiations for the government's 2000 fiscal year resulted in a substantially reduced share of the USAF's fixed commercial airlift requirement, $27 million.

         Nevertheless, we expect to obtain an increased share of Air Mobility Command expansion flying, which the USAF customarily awards in addition to the fixed contract flying. In our 1999 fiscal year, our revenue from the fixed award was $94 million, and our AMC expansion revenue was $40.5 million. In December 1999, the AMC asked us to operate passenger charter flights from January 28, 2000 through April 2000 to replace another carrier. The value of the additional flying is approximately $13.5 million.

         Malaysian Airline System. We have provided wet lease transportation services to Malaysian Airline System since 1981. Naluri, which owned 18.9% of our outstanding common stock at March 31, 2000, owns approximately 28% of MAS. Beginning in October 1999, we ceased operating for MAS as a result of its failure to make required monthly payments for our aircraft. MAS disputes its obligation to make payments after September 30, 1999. We deployed our aircraft elsewhere following MAS's cessation of payments.

         Renaissance Cruises. We began flying one aircraft for Renaissance Cruises in August 1999, providing exclusive air service to Athens and Istanbul from New York, and the contract was later extended. We expect to dedicate a second aircraft to Renaissance in 2000 and a third in 2001. The additional aircraft would expand the current service and provide additional service to Lisbon and Barcelona. We expect that Renaissance will become one of our more significant customers in future years.

         Garuda. We have flown for Garuda periodically since 1973. In 1997, approximately 40,000 of the 200,000 Indonesians who traveled to Mecca for the Hadj pilgrimage flew on our aircraft. We operated six aircraft for Garuda during the 1998 pilgrimage, and we are operating four aircraft for Garuda for the 2000 Hadj.

         STAF. We have entered into an agreement with Servicios De Transportes Aereos Fueguinos to provide one cargo aircraft to STAF for a three-year term that began in May 1998.

Aircraft Fleet

         Our fleet consists of eight leased MD-11 and two leased DC10-30 aircraft. The MD-11 aircraft include five passenger aircraft (two of which are long-range versions), one freighter aircraft, and two convertible aircraft. The DC10-30 aircraft include one passenger aircraft and one convertible aircraft.

Maintenance

         Airframe and engine maintenance costs account for most of our maintenance expenses, and they typically increase as the aircraft fleet ages. We outsource major airframe maintenance and engine work to several suppliers, including United Technologies Corporation's Pratt & Whitney Group.

Aviation Fuel

         We purchase aviation fuel at spot prices from major oil companies, under delivery contracts at often frequented commercial locations and from United States military organizations at military bases. Fluctuations in the price of fuel have not had a significant impact on our operations in recent years because, in general, our customer contracts limit our exposure to fuel price increases. Nevertheless, substantial increases in the cost, or reductions in the availability, of aviation fuel could have a material adverse effect on the air transportation industry in general and accordingly on our financial condition and results of operations.

Regulatory Matters

         We are subject to numerous regulations of the U.S. Department of Transportation, the Federal Aviation Administration, and other federal, state, and local government agencies. In 1999, the FAA issued a notice of proposed rulemaking concerning an airworthiness directive that would require the replacement of insulation blankets on our MD-11aircraft, within four years, at an estimated cost of approximately $4.9 million per aircraft. We have not determined how any portion of the replacement cost for which we might be responsible would be financed.

         Our international operations are generally governed by a network of bilateral civil air transport agreements providing for the exchange of traffic rights between governments which then select and designate air carriers authorized to exercise such rights.

Employees

         On February 29, 2000, we had 849 full time equivalent employees classified as follows:

       Classification                         Number
       -----------------------------          ------
       Management                               15
       Administrative and Operations           270
       Cockpit Crew                            232
       Flight Attendants                       332
                                               ---
                           Total:              849

Our flight attendants, cockpit crewmembers, and dispatchers are represented under collective bargaining agreements amendable June 30, 2000, June 30, 2003, and December 31, 2003, respectively. Fewer than twelve of our employees are dispatchers.

                                  RISK FACTORS
--------------------------------------------------------------------------------
Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend," and similar words or phrases. Accordingly, these statements involve estimates, assumptions, and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors, including risk factors, discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in forward-looking statements, you should not over-rely on forward-looking statements. Further, each forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect later events or circumstances as they occur.
--------------------------------------------------------------------------------

         Investing in our common stock involves a high degree of risk. Before agreeing to buy, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus:

Our history of operating losses and expected future losses may hurt our ability to realize our business goals, to operate profitably, or even to continue operations.

         We have experienced operating losses during each of our last two fiscal years. During the years ended December 31, 1999 and 1998, we incurred losses from continuing operations before income taxes and an extraordinary item of approximately $13.7 million and $10.9 million, respectively, and we expect to incur an operating loss in our current fiscal year. At December 31, 1999, we had current assets of approximately $30.3 million and deficit working capital of approximately $24.9 million. We have historically financed our working capital and capital expenditure needs out of cash flow from operations, sales of our common stock, secured borrowings, and other financing from banks and other lenders. However, as a result of our recent operating losses, extended decline in the market price of our common stock, and other factors, we have no practical ability to rely on several of these sources. Specifically, our cash flows from operating activities have declined significantly since 1997, much of our cash flow is used to repay borrowings, we have little or no additional borrowing capability under our existing credit arrangements, all of them asset-based, and there is no perceived market demand for new issuances of our debt or equity securities. In March 2000, we commenced a salary reduction program for many of our employees in an effort to save $5 million over 18 months. The realization of our business goals, the return to profitable operations, or even continued operations, under these circumstances, may depend on our ability, over the next two to three years, to establish and maintain collaborative arrangements with our aircraft lessors, current credit providers, and customers and to establish new sources of revenue with minimal capital expenditures. We are seeking to accomplish each of these objectives but may not succeed.

Our liquidity needs may impair our ability to compete in a capital- and labor-intensive industry.

         In August 1997, we issued $50 million of 8% subordinated senior debentures, due August 26, 2004 and convertible into shares of our common stock at a rate of $8.90 per share, and used net proceeds of approximately $30.6 million to repurchase four million shares of our common stock from WorldCorp and Naluri. During 1999, the holders of $1.2 million of the debentures converted them into our common stock, and we repurchased approximately $8.2 million principal amount of the debentures at approximately a 75% discount from face value. Nevertheless, at December 31, 1999, our long-term obligations net of current maturities totaled $52.1 million (including $40.5 million in principal amount of debentures). We have established no sinking fund or other mechanism to assure payment of the debentures when they come due, and we have no arrangements or understandings with any debenture holders regarding the possible conversion of the debentures or the restructuring of the debt which they represent. To increase capacity and effectively compete in the airline industry normally requires large investments of capital for the purchase or long-term lease of aircraft, engines, and spare parts and large investments in cockpit crew, flight attendants, and other personnel. Through restructuring our existing aircraft leases and entering into new leases on more attractive terms and conditions, we have been seeking to mitigate that risk. Nevertheless we retain substantial liquidity requirements for debt service and operations, and without any assured source of new capital financing, we may not be able to acquire the equipment, personnel, and other resources we need.

Our business is a market niche activity which is subject to fluctuations in demand.

         We have incurred long-term lease and other obligations to hold aircraft and personnel available for lease to established airline companies and other users of transportation services. Our strategy is to seek to enter into long-term leases with our customers, but our existing commitments for aircraft are for longer terms than our customer commitments. We have historically been dependent on a small number of customers and potential customers, the loss of any one or more of which could have a material adverse effect on our business and operations. Furthermore, our ability to compete in the airline industry requires us to convince the United States government, whose funding is subject to annual appropriations, to contract with us and to persuade other air transportation providers to outsource a portion of their business to us. There is no long-term pent-up demand for our services, and we therefore typically have unused capacity to fill over a six- to twelve-month horizon. This is an inherently risky business model for which there are no clear strategies for success, and it places a premium on our being able to respond opportunistically to transitory market developments.

Political and economic developments beyond our control may impact adversely on our business and operations.

         In recent years, much of our operations and an even greater share of our operating revenues have been dependent on our relationship with the USAF Air Mobility Command and with customers in the Asia Pacific region. The establishment of teaming arrangements for CRAF contracts, the awarding of government contracts, and the structure or even the continuation of the CRAF program involve many political, economic, and other factors over which we have no control. In the United States government's 2000 fiscal year, we lost approximately two-thirds of the USAF's fixed commercial airlift requirement that we enjoyed in the government's previous fiscal year. The Asia Pacific region, meanwhile, endured a major economic crisis, with adverse impact on our operating revenues, in 1997-99. We cannot predict how future military spending budgets, aircraft requirements, national security considerations for a continued strong and balanced CRAF, the political and economic stability of other countries (including those in the Asia Pacific region), and the stability of our competitors will interact to affect our future business.

Airworthiness directives of the FAA may impose significant financial burdens on us.

         We are subject to regulation by the U.S. Federal Aviation Administration and other agencies. The FAA has the power to issue airworthiness directives, the effect of which may be to require us to modify our aircraft, at our expense, to meet perceived inadequacies throughout the airline industry. If we were financially unable to meet a particular airworthiness directive, or if we concluded that complying with an airworthiness directive could not be cost-justified, we would be unable to operate the related aircraft. We expect the FAA to issue an airworthiness directive in 2000 that would require the replacement of the insulation blankets in our eight MD-11 aircraft, within four years, at a cost of approximately $4.9 million per aircraft. We have not determined how any portion of that cost for which we might be responsible woul be financed.

If our lessors claimed a default under any of our MD-11 aircraft leases, they could cancel the leases on twelve months notice.

         In 1999, we renegotiated the lease terms for our eight MD-11 aircraft. In connection with those negotiations, we gave the lessors, Boeing and ILFC, the right to cancel the lease of any of the aircraft on twelve months notice, should we fail to meet defined financial performance requirements. We failed to meet the financial performance requirements in 1999, without receiving notice of default or cancellation, and we may continue to be unable to meet them in 2000. Any failure to meet the financial performance requirements and cancellation of the leases could make it difficult or impossible for us to perform on existing contracts with our customers.

If we fail to reach agreement with our flight attendants, we could be subject to a labor stoppage.

         Approximately 39% of our employees are flight attendants, who are represented by a labor union. We have entered into a collective bargaining agreement with the union, and that agreement will be amendable June 30, 2000. Any failure to reach timely agreement with our flight attendants could lead to a labor stoppage that would impair our ability to continue operations and to serve our customers.

We are subject to several large contingent liabilities which, if not resolved in our favor, could impair our operations.

         A German tour operator is seeking damages of approximately $3.5 million against us, in a German court, in connection with a contract dispute. Our flight attendants challenge our compliance with contract provisions requiring us to use foreign flight attendant crews on our flights for Garuda and other foreign carriers, and have filed several grievances against us under which they seek sizeable awards of back pay. We believe that we have meritorious defenses to each of these claims. Nevertheless, if these and other contingent liabilities are not resolved in our favor, our net earnings would be reduced or our net losses increased, perhaps substantially, and our cash available for operations would be further limited.

Any delisting of our common stock by Nasdaq might make it difficult for our shareholders to sell their shares.

         Our common stock is included for trading on the Nasdaq SmallCap Market under the symbol "WLDA". Continued inclusion on that market is subject to our meeting various requirements relating to our assets, capital, earnings, stock price, and corporate governance. Current requirements for continued listing include (1) maintaining net tangible assets of $2 million, market capitalization of $35 million, or net income of $500,000 in the last fiscal year or in two of the last three fiscal years, (2) at least 500,000 shares publicly held with a market value of at least $1 million (excluding shares held directly or indirectly by any officer or director and by any more than 10% beneficial shareholder), (3) a minimum bid price for our common stock of $1.00, (4) at least two market makers, and (5) at least 300 round-lot holders of our shares. At December 31, 1999, we did not meet the first of these five requirements. Our shares are therefore subject to being delisted, in which case trading would likely be conducted in the over-the-counter market on the NASD Bulletin Board or in the National Quotation Bureau "pink sheets". This might make it more difficult for the holders of our common stock to obtain accurate market value quotations or to sell or pledge their shares. In addition, delisting could subject our common stock to onerous regulation as a "penny stock," further restricting the ability of broker-dealers to sell it.

Federal law and our charter documents limit our non-U.S. ownership.

         As required by federal law, our charter documents provide that no more than 25% of our voting stock may be beneficially owned or controlled by persons who are not citizens of the United States. Any person proposing to purchase the shares offered by the selling security holders will be required to give assurances that the proposed purchase will comply with these provisions. These provisions may restrict our ability to seek capital on attractive terms.

Since becoming a public company, we have never paid dividends.

         Since becoming a public company in 1995, we have never paid any cash dividends, and we do not anticipate paying cash dividends in the foreseeable future.

The sale of our shares by WorldCorp and WorldCorp Acquisition Corp. in this offering will probably result in a substantial limitation of our net operating loss carryforwards for tax purposes.

        At December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of $73.4 million, which may be available to reduce our U.S. federal income tax obligation in future years. However, if we fail to generate future taxable income before the net operating loss carryforwards expire, the opportunity to use them will be lost. Moreover, Section 382 of the Internal Revenue Code limits the use of net operating loss carryforwards in the event of an "ownership change," as defined in the Code. Based on the current market value of our common stock, an ownership change occurring in the near future would severely limit, and might cause a substantial loss of, our existing net operating loss carryforwards to offset future taxable income. The sale, distribution to creditors, or other transfer of our common stock by WorldCorp and WorldCorp Acquisition Corp. as described in this prospectus, together with other transactions affecting the ownership of our common stock, will probably result in a severe limitation of our ability to use our existing net operating loss carryforwards to offset future taxable income.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale or distribution of the shares of common stock offered by the selling security holders.

                            SELLING SECURITY HOLDERS

         We are registering for sale or distribution 4,201,351 shares of our common stock which, at March 31, 2000, were beneficially owned by the following selling security holders:


                                                Shares Beneficially           Number            Shares Beneficially
                                                    Owned Before             of Shares              Owned After
                                                    the Offering               Being                the Offering
                                                                              Offered           -------------------
                                                                             ---------
  Selling Security Holder                      Number          Percent                          Number           Percent
-----------------------------                 ---------        -------                          ------           -------
WorldCorp, Inc.                               2,201,351         21.6%          2,201,351           0              0.0%
444 Madison Avenue, Suite 703
New York, NY  10222
Attn: Mark M. Feldman,
         President

The Boeing Company                            1,000,000         8.9%           1,000,000           0              0.0%
7755 E. Marginal Way South
Seattle, WA 98108

International Lease Finance                   1,000,000         8.9%           1,000,000           0              0.0%
Corporation
1999 Avenue of the Stars
Suite 3900
Los Angeles, CA  90067


         The selling security holders provided us with the information in this section for use in this prospectus. At March 31, 2000, WorldCorp owned 13,761 shares directly and 2,187,590 shares indirectly, through its wholly-owned subsidiary, WorldCorp Acquisition Corp. Boeing and ILFC have the right to acquire their shares, for $2.50 per share, upon the exercise of currently exercisable common stock purchase warrants. ILFC is a wholly-owned subsidiary of National Union Fire Insurance Company of Pittsburgh, Pa., and National Union is a wholly-owned subsidiary of American International Group, Inc., with which other companies ILFC shares beneficial ownership of our warrant shares. Percentages of shares outstanding before the offering are based on the 10,179,419 shares of our common stock outstanding on March 31, 2000 and, in the case of Boeing and ILFC, assume the exercise in full of their warrants. Shares to be offered and shares beneficially owned after the offering assume the exercise in full of the warrants and the sale of all shares offered, respectively.

         WorldCorp is our affiliate based on its stock ownership and the fact that three of its controlling persons - Wilbur L. Ross, Jr., Gordon C. McCormick, and Mark M. Feldman - are members of our Board of Directors. As lessors, Boeing and ILFC provide us with eight of the ten of the aircraft which we use in our operations under written lease agreements. They too may be deemed to be our affiliates based on their beneficial stock ownership or the control which they may be deemed to exercise as lessors, or both.

                              PLAN OF DISTRIBUTION

         Each of the selling security holders may sell our shares of common stock from time to time in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Thus, for example, each selling security holder may offer the shares in any one or more of the following transactions:

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market

    -    in the over-the-counter market

    -    in private transactions

    -    through the sale and exercise of options

    -    by pledge to secure debts or other obligations

         In addition, WorldCorp and WorldCorp Acquisition Corp., as debtors-in-possession, have the discretion, (a) subject to the entry by the bankruptcy court of an order permitting them to sell their portion of our shares under Section 363 of the Bankruptcy Code, to offer and sell the shares prior to the effective date of their confirmed liquidating plan of reorganization for the highest and best bid, in which case holders of allowed WorldCorp debenture claims and general unsecured claims would receive ratable distributions of the net proceeds, or (b) subject to the entry by the bankruptcy court of an order confirming their liquidating plan of reorganization, to offer to the holders of allowed WorldCorp debenture claims and general unsecured claims the right, but not the obligation, to receive a ratable distribution of the shares. The terms of any distribution to WorldCorp's creditors would be developed in the context of WorldCorp's bankruptcy proceeding and communicated to those claimants by separate documents. Any shares not disposed of in this fashion would be held by WorldCorp or other liquidating entity for future sale or other disposition for the benefit of holders of allowed WorldCorp debenture claims and general unsecured claims.

          Until the effective date of WorldCorp's liquidating plan of reorganization, the decision to sell our shares under Section 363 or to hold them for later sale or distribution will be made by WorldCorp's management, consisting principally of its president, after consultation with its official committee of unsecured creditors. If the shares are sold under Section 363, any disagreement between WorldCorp's management and the WorldCorp creditors committee as to the highest and best bid will be resolved in favor of the creditors committee. After the effective date, any sale or other disposition of the shares by WorldCorp or other liquidating entity will be made by a liquidating agent under the supervision of a liquidating committee representing WorldCorp's creditors. Mark M. Feldman, president of

WorldCorp, and Wilbur L. Ross, Jr. and Gordon C. McCormick, members or representatives of members of WorldCorp's committee of unsecured creditors and the liquidating committee, are members of our Board of Directors.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may from time to time offer shares of common stock to or through underwriters, broker-dealers, or agents. The selling security holders, and any underwriters, broker-dealers, or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker-dealer, or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under the terms of this prospectus. The selling security holders may not sell all of the shares. The selling security holders may transfer, will, or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of some jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions, the common stock may not be offered or sold unless it has been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling security holder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling security holders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be allocated among the selling security holders based on the number of shares offered by each under this prospectus. These expenses include the SEC registration fees and state securities or "blue sky" filing fees, legal fees, accounting fees, printing expenses, Nasdaq listing fees, and other charges. We estimate that total expenses in connection with this offering will be approximately $75,000. We will pay Boeing and ILFC's share of the registration expenses as provided in the warrant agreements under which they acquired their registration rights. WorldCorp will pay the share of the registration expenses allocable to it and to WorldCorp Acquisition Corp.

         Except during the first 90 days after the effective date of the registration statement of which this prospectus is a part, any selling security holder requesting or requiring a post-effective amendment to the registration statement or a supplement to this prospectus will pay all expenses in connection with the preparation of the post-effective amendment or supplement. During the first 90 days after the effective date of the registration statement, we will pay these expenses for Boeing and ILFC, and the WorldCorp liquidating entity will pay these expenses with respect to any of our shares it may then own.

         The selling security holders will pay all selling expenses, including any broker-dealer discounts and commissions, transfer fees, and taxes and tax withholdings, in connection with their sale or distribution of our shares.

                                  LEGAL MATTERS

         Cathy Sigalas, Esq., our general counsel, has given her opinion that the shares offered in this prospectus have been validly authorized and that the shares which have been issued are, and the shares which may be acquired upon the exercise of issued and outstanding warrants, when issued for the consideration set forth in the warrant agreements, will be, validly issued, fully paid, and nonassessable.

                                     EXPERTS

         Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

                                Table of Contents

                                                                           Page
Where You Can Get More Information                                           2
World Airways, Inc.                                                          3
Risk Factors                                                                 8
Use Of Proceeds                                                             12
Selling Security Holders                                                    12
Plan Of Distribution                                                        14
Legal Matters                                                               16
Experts                                                                     16


                            -------------------------


                                4,201,351 Shares

                               WORLD AIRWAYS, INC.

                                  Common Stock

                            ------------------------


                                   PROSPECTUS

                            ------------------------



         Until _________ ___, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                            _____________ ____ , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses Of Issuance And Distribution.

         The expenses in connection with the distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

         SEC Registration Fee                                 $  1,756
         Nasdaq SmallCap Market Listing Fee                      7,500
         Legal fees and expenses                                40,000
         Accounting fees and expenses                           10,000
         Transfer agent fees                                     7,500
         Printing fees                                           7,500
         Miscellaneous                                             744
                                                               -------
                  Total                                        $75,000


Item 15.          Indemnification of Officers and Directors.

         The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

         The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.          Exhibits and Exhibit Index.


Exhibit                                                              Consecutive
  No.              Description                                           Page

2.1  First Amended Joint Liquidating Plan of Reorganization of            29
     WorldCorp, Inc. and WorldCorp Acquisition Corp., dated as of March 14, 2000, United States Bankruptcy Court for the
     District of Delaware, Case Nos. 99-298 (MFW) and 99-2582 (MFW)

2.2 Disclosure Statement with Respect to First Amended Joint Liquidating Plan of Reorganization of WorldCorp, Inc. and WorldCorp
     Acquisition Corp., dated as of March 14, 2000, United States
     Bankruptcy Court for the District of Delaware, Case Nos. 99-298
     (MFW) and 99-2582 (MFW) (Exhibit A intentionally omitted)

4.1  Amended and Restated Certificate of Incorporation and Amended        *
     and Restated Bylaws of World Airways, Inc. (Exhibits 3.1 and
     3.2 to the Registrant's Registration Statement on Form S-1,
     Commission File No. 33-95488, filed August 8, 1995)

Exhibit                                                              Consecutive
  No.              Description                                           Page


4.2   Warrant Agreement between World Airways, Inc. and
      The Boeing Company, dated March 28, 2000

4.3 Warrant Agreement between World Airways, Inc. and International Lease Finance Corporation, dated August 24, 1999

5.1   Opinion of Cathy Sigalas, Esq.

10.1  [Any agreements for the purchase of the securities]

23.1  Consent of KPMG LLP

23.2  Consent of Cathy Sigalas, Esq. (contained in Exhibit 5.1)

24.1  Powers of Attorney (see Signature Page)                              24

-----------
*        Incorporated by reference pursuant to Rule 411(c).


Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on April 18, 2000.

                                    WORLD AIRWAYS, INC.


                                    By:     _____________________________
                                            Hollis L. Harris
                                            Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hollis L. Harris, Gilberto M. Duarte, Jr., and Cathy Sigalas, or any of them, his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, in Herndon, Virginia, on April 18, 2000.


         Signature                                         Title

         /s/ Hollis L. Harris               Chairman and Chief Executive Officer
         Hollis L. Harris                   (Principal Executive Officer)

         /s/ Daniel J. Altobello            Director
         Daniel J. Altobello

         /s/ A. Scott Andrews               Director
         A. Scott Andrews

         _____________________________      Director
         Joel H. Cowan

         /s/ Mark M. Feldman                Director
         Mark M. Feldman

         /s/ Ronald R. Fogleman             Director
         Ronald R. Fogleman

         _____________________________      Director
         Dato' Wan Malek Ibrahim

         _____________________________      Director
         Kheng Yew Lim

         /s/ Gordon C. McCormick            Director
         Gordon C. McCormick

         /s/ Russlee L. Ray, Jr.            Director
         Russell L. Ray, Jr.

         _____________________________      Director
         Wilbur L. Ross, Jr.

         /s/ Peter M. Sontag               Director
         Peter M. Sontag

         /s/ Gilberto M. Duarte, Jr.        Chief Financial Officer Principal
         Gilberto M. Duarte, Jr.            Financial and Accounting Officer)